Certificate
                       for Renewal and Revival of Charter


MAGIC FINGERS INC. ,a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on the 26 day of July 1961 , and recorded inthe office of the Recorder of Deeds for NEW CASTLE County, in Certificate of Incorporation Record____________________, Vol. __________________, Page ________________, on
the 28th day of July, 1961 , the charter of which was voided for non- payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     1. The name of this corporation is MAGIC FINGERS INC.

     2. Its registered office in the State of Delaware is located at 100 West 10th Street, City of WILMINGTON, 99 , County of NEW CASTLE and the name oand address of its registered agent is CORPORATION TRUST COMPANY Corporation Trust Center, 100 West 10th Street, Wilmington, Delaware

     3. The date when the restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February A.D. 19 80 , at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     4. This corporation was duly organized and carried on the business authorized by its charter until the 1st Day of March A.D. 19 80 , at which time its charter became inoperative and void for non-payment of taxes and this certificate of renewal and revival id filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.


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IN TESTIMONY WHEREOF,  and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, JOHN J. HOUGHTALING the last and acting President, and RITA M. BREIR , the last and acting Secretary of MAGIC FINGERS INC. , have Hereunto set their hands to this certificate this 21st day of April, 1981



                                                        /s/ John J. Houghtaling
                                                        ------------------------

                  ATTEST:

                  /s/ Rita M. Breier
                  ------------------------
                  Rita M. Breier



















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